UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2015

UNITED CONTINENTAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2015, United Continental Holdings, Inc. (the “Company”) announced that Gerald Laderman was appointed Senior Vice President – Finance and acting Chief Financial Officer of the Company effective August 3, 2015. Mr. Laderman succeeds John D. Rainey, the Company’s former Executive Vice President and Chief Financial Officer, who resigned from the Company on July 30, 2015 to become chief financial officer of Paypal Holdings, Inc.

Mr. Laderman, age 57, has served as Senior Vice President Finance, Procurement and Treasurer for the Company since 2013 and served as Senior Vice President Finance and Treasurer for the Company from 2010 to 2013. From 2001 to 2010, Mr. Laderman served as senior vice president of finance and treasurer for Continental Airlines, Inc. (“Continental”). Mr. Laderman joined Continental in 1988 as senior director legal affairs, finance and aircraft programs. Prior to joining Continental, Mr. Laderman practiced law at the New York firm of Hughes Hubbard & Reed from 1982 to 1988. He holds a bachelor of arts degree from Dartmouth College and a juris doctor from the University of Michigan Law School.

In connection with Mr. Laderman’s appointment as acting Chief Financial Officer of the Company, he will receive an additional cash payment of $40,000 per month for the duration of his service as acting CFO. The Compensation Committee approved the compensation arrangement for Mr. Laderman in connection with his appointment.

Item 9.01.	Financial Statements and Exhibits.

(a) - (c)	Not applicable.

(d)	Exhibits:

Exhibit Number	Description of Exhibit

99.1	Press Release issued by the Company on August 4, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Jeffery A. Smisek
Name:	Jeffery A. Smisek
Title:	Chairman, President & Chief Executive Officer

Date: August 4, 2015

Exhibit Number	Description of Exhibit
99.1	Press Release issued by the Company on August 4, 2015